Exhibit 99.1

Jerrold J. Pellizzon	Phil Bourdillon/Gene Heller
Chief Financial Officer	Silverman Heller Associates
(714) 549-0421	(310) 208-2550

CERADYNE, INC. REPORTS THIRD QUARTER, NINE-MONTH
2011 FINANCIAL RESULTS

Costa Mesa, Calif.–October 25, 2011–Ceradyne, Inc. (NASDAQ: CRDN) reported financial results for the third quarter and nine months ended September 30, 2011.

Sales for the third quarter 2011 were $148.0 million, compared with $91.8 million in the third quarter 2010. Net income for the third quarter 2011 increased to $20.4 million, or $0.82 per fully diluted share, compared to a net income of $4.5 million, or $0.18 per fully diluted share in the third quarter 2010. Fully diluted average shares outstanding for the third quarter 2011 were 24,811,389 compared to 25,141,214 in the same period in 2010.

On July 26, 2011, Ceradyne reiterated its 2011 full-year guidance of a range of $3.10 to $3.50 fully diluted earnings per share and a range of $570 million to $600 million in sales. Although we believe there will be a reduction in solar crucible shipments in Q4, we anticipate this reduction will be offset with increasing sales in other Ceradyne product lines. Ceradyne believes it will meet its full-year 2011 guidance.

Gross profit margin was 36.3% of net sales in the third quarter 2011, compared to 25.7% in the same period in 2010. The provision for income taxes was 34.6% in the third quarter 2011, compared to a provision for income taxes of 10.2% in the same period in 2010.

At this time, Ceradyne anticipates some top-line growth in 2012 with continued softness in solar crucibles early in 2012, firming as the year progresses. Due to a lack of visibility in certain areas—including the timing and probability of the Enhanced Combat Helmet (ECH) award, volume and margins related to solar crucibles, and other possible contracts—that are expected to be resolved within the next three or four months, Ceradyne will issue full guidance for 2012 when it reports year-end results in February. Among the areas expected to grow in 2012 are Ceradyne’s defense and industrial products lines. Although the following are not expected to make a material contribution to 2012 financial results, growth is also expected in recently introduced new products, such as PetroCeram® oil and gas ceramic sand screens, thrust bearings, and chemical and pharmaceutical micro reactors, which have had significant technical and field successes at the prototype level in 2011.

Sales for the nine months ended September 30, 2011 were $443.5 million, compared with $302.2 million in the same period last year. Net income for the nine months ended September 30, 2011 was $63.1 million, or $2.52 per fully diluted share, on 25,029,282 shares, compared to net income of $16.1 million, or $0.63 per fully diluted share on 25,505,659 shares in the prior year period.

Gross profit margin was 37.2% of net sales in the nine months ended September 30, 2011 compared to 24.8% in the same period in 2010. The provision for income taxes was 33.8% in the nine months ended September 30, 2011, compared to a provision for income taxes of 17.9% in the same period in 2010.

New orders for the three months ended September 30, 2011 were $272.0 million, compared to $110.8 million for the same period last year. For the nine months ended September 30, 2011, new orders were $612.5 million, compared to $304.0 million for the comparable period last year.

Total backlog as of September 30, 2011 was $354.9 million, compared to total backlog at September 30, 2010 of $136.3 million.

Total cash, cash equivalents and short-term investments increased to $259.0 million at September 30, 2011 compared to $246.3 million at December 31, 2010.

Joel P. Moskowitz, Ceradyne president, chief executive officer and chairman of the board, commented, “We are pleased with our Q3 financial performance, particularly our new orders and backlog. Our diversification strategy is resulting in continued growth and a “smoothing” of performance. Diversity of products, markets and geography has resulted in our Company relying on not one but three broad markets, namely defense, industrial and energy related advanced technical ceramics as we implement our 5 year Ceradyne $1 Billion goal.”

Mr. Moskowitz further stated, “The recently announced ESAPI ceramic body armor order was an Indefinite Delivery, Indefinite Quantity (ID/IQ) contract for one year, plus options for two additional years. The first delivery order for $127 million will primarily be shipped in 2012. We believe similar delivery orders will be issued for shipment in 2013 and 2014.

“Our new products continue to demonstrate unusually superior performance in the field. We have now completed over 1½ years of outstanding performance of our PetroCeram® ceramic sand screens in the North Sea and our patented ceramic thrust bearings for oil drilling have successfully completed tests, including horizontal drilling, in hostile environments.”

Mr. Moskowitz continued, “The development of new state-of-the-art technical ceramic products will remain a high Ceradyne priority with continued R&D support, particularly in our R&D centers in Kempten, Germany and Costa Mesa, California.

“In Q3, we purchased 742,934 shares of Ceradyne stock at an average price per share of $29.46. This completed our initial $100 million stock buyback. On August 30, 2011, the Ceradyne Board authorized an additional share purchase of $100 million.”

Conference Call and Webcast Information

Ceradyne will host a conference call today at 8:00 a.m. PDT (11:00 a.m. EDT) to review the financial results for the third quarter ended September 30, 2011. To participate in the teleconference, please call toll free 888-487-0336 (or 719-457-2081 for international callers) approximately 10 minutes prior to the above start time and provide Passcode7224733. Investors or other interested parties may listen to the teleconference live via the Internet at www.ceradyne.com or www.earnings.com. These web sites will also host an archive of the teleconference. A telephone playback will be available beginning at 12:00 p.m. PDT on October 25th through 12:00 p.m. PDT on October 27th. The playback can be accessed by calling 888-203-1112 (or 719-457-0820 for international callers) and providing Passcode 7224733.

Information about Ceradyne, Inc.

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, energy, automotive/diesel and commercial applications.

In many high performance applications, products made of advanced technical ceramics meet specifications that similar products made of metals, plastics or traditional ceramics cannot achieve. Advanced technical ceramics can withstand extremely high temperatures, combine hardness with light weight, are highly resistant to corrosion and wear, and often have excellent electrical capabilities, special electronic properties and low friction characteristics. Additional information can be found at the Company’s web site: www.ceradyne.com.

Except for the historical information contained herein, this press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as "anticipates," "believes," "plans," "expects," "intends," "future," and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and its quarterly Reports on Form 10-Q, as filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date thereof.

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CERADYNE, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
NET SALES	$147,974	$91,766	$443,452	$302,219
COST OF GOODS SOLD	94,248	68,150	278,679	227,392
Gross profit	53,726	23,616	164,773	74,827
OPERATING EXPENSES
Selling, general and administrative	19,251	14,418	57,545	43,947
Acquisition related charge (credit)	702	31	2,124	(88)
Research and development	2,974	2,613	9,255	8,731
Restructuring - plant closure and severance	-	-	-	7
	22,927	17,062	68,924	52,597
INCOME FROM OPERATIONS	30,799	6,554	95,849	22,230

OTHER INCOME (EXPENSE):
Interest income	1,069	935	2,744	2,562
Interest expense	(1,721)	(1,518)	(4,838)	(4,713)
Gain (loss) on auction rate securities	-	-	-	(978)
Miscellaneous	1,081	(917)	1,671	493
	429	(1,500)	(423)	(2,636)

INCOME BEFORE PROVISION FOR INCOME TAXES	31,228	5,054	95,426	19,594
PROVISION FOR INCOME TAXES	10,819	517	32,291	3,504
NET INCOME	$20,409	$4,537	$63,135	$16,090
BASIC INCOME PER SHARE	$0.83	$0.18	$2.55	$0.64
DILUTED INCOME PER SHARE	$0.82	$0.18	$2.52	$0.63
WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	24,556	24,960	24,764	25,329
DILUTED	24,811	25,141	25,029	25,506

CERADYNE, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)

	September 30, 2011	December 31, 2010
	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$31,541	$53,436
Short-term investments	227,477	192,860
Accounts receivable, net of allowances of $2,408
and $685 at September 30, 2011 and December 31, 2010, respectively	71,541	53,019
Other receivables	12,478	17,553
Inventories, net	110,473	94,258
Production tooling, net	22,486	10,037
Prepaid expenses and other	38,838	38,653
Deferred tax asset	8,636	6,808
TOTAL CURRENT ASSETS	523,470	466,624

PROPERTY, PLANT AND EQUIPMENT, net	246,826	243,681
LONG TERM INVESTMENTS	15,997	26,187
INTANGIBLE ASSETS, net	102,068	83,475
GOODWILL	51,019	43,219
OTHER ASSETS	2,118	2,127
TOTAL ASSETS	$941,498	$865,313

CURRENT LIABILITIES
Accounts payable	$30,281	$25,738
Accrued expenses	31,958	24,603
Income taxes payable	5,297	1,869
TOTAL CURRENT LIABILITIES	67,536	52,210
LONG-TERM DEBT	88,341	85,599
EMPLOYEE BENEFITS	22,556	22,269
OTHER LONG TERM LIABILITY	57,589	41,902
DEFERRED TAX LIABILITY	11,164	11,124
TOTAL LIABILITIES	247,186	213,104

COMMITMENTS AND CONTINGENCIES (Note 13)
SHAREHOLDERS’ EQUITY
Common stock, $0.01 par value, 100,000,000 authorized, 24,163,124 and 24,713,126 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	242	247
Additional paid-in capital	122,120	141,973
Retained earnings	562,667	499,532
Accumulated other comprehensive income	9,283	10,457
TOTAL SHAREHOLDERS’ EQUITY	694,312	652,209
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$941,498	$865,313

CERADYNE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Nine Months Ended September 30,
	2011	2010
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$63,135	$16,090
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES:
Depreciation and amortization	29,438	26,979
Amortization of bond premium	827	273
Non cash interest expense on convertible debt	2,742	2,550
Deferred income taxes	556	1,376
Stock compensation	3,150	2,994
Loss on marketable securities	87	978
Loss on equipment disposal	245	510
Change in operating assets and liabilities (net of effect of businesses acquired):
Accounts receivable, net	(15,813)	2,855
Other receivables	5,535	(5,534)
Inventories, net	(13,329)	15,132
Production tooling, net	(7,064)	506
Prepaid expenses and other assets	(4,945)	483
Accounts payable and accrued expenses	11,043	2,480
Income taxes payable	3,532	(106)
Other long term liability	3,353	(1,063)
Employee benefits	633	386
NET CASH PROVIDED BY OPERATING ACTIVITIES	83,125	66,889
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(23,833)	(30,665)
Changes in restricted cash	-	3,130
Purchases of marketable securities	(78,607)	(119,956)
Proceeds from sales and maturities of marketable securities	47,757	4,489
Cash paid for acquisitions	(27,673)	-
Proceeds from sale of equipment	1,440	465
NET CASH USED IN INVESTING ACTIVITIES:	(80,916)	(142,537)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of stock due to exercise of options	1,033	224
Excess tax benefit due to exercise of stock options	2,018	7
Shares repurchased	(25,775)	(14,837)
NET CASH (USED) IN FINANCING ACTIVITIES	(22,724)	(14,606)
EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(1,380)	268
DECREASE IN CASH AND CASH EQUIVALENTS	(21,895)	(89,986)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	53,436	122,154
CASH AND CASH EQUIVALENTS, END OF PERIOD	$31,541	$32,168

CERADYNE, INC.
SEGMENT FINANCIAL INFORMATION
(Amounts in thousands)

The financial information for all segments is presented below (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenue from External Customers
Advanced Ceramic Operations	$74,041	$28,277	$217,308	$123,740
ESK Ceramics	39,904	32,134	125,907	94,843
Thermo Materials	24,229	26,458	84,635	69,818
Boron	13,356	9,194	32,716	23,153
Inter-segment elimination	(3,556)	(4,297)	(17,114)	(9,335)
Total	$147,974	$91,766	$443,452	$302,219

Depreciation and Amortization
Advanced Ceramic Operations	$2,364	$2,069	$7,749	$6,898
ESK Ceramics	3,249	3,158	9,665	9,417
Thermo Materials	2,078	1,522	5,853	4,559
Boron	2,071	1,991	6,171	6,105
Total	$9,762	$8,740	$29,438	$26,979

Segment Income (Loss) from Operations and Income Before Provision for Income Taxes
Advanced Ceramic Operations	$14,622	$(9,311)	$45,677	$(10,241)
ESK Ceramics	6,973	6,351	23,979	13,704
Thermo Materials	5,966	8,938	22,886	21,925
Boron	2,106	1,040	2,832	(2,467)
Inter-segment elimination	1,132	(464)	475	(691)
Income from Operations	30,799	6,554	95,849	22,230
Other Income (Expense)	429	(1,500)	(423)	(2,636)
Income before Provision for Income Taxes	$31,228	$5,054	$95,426	$19,594

Segment Assets
Advanced Ceramic Operations	$462,544	$400,008	$462,544	$400,008
ESK Ceramics	178,058	185,682	178,058	185,682
Thermo Materials	173,245	135,995	173,245	135,995
Boron	127,651	128,130	127,651	128,130
Total	$941,498	$849,815	$941,498	$849,815

Expenditures for Property, Plant & Equipment
Advanced Ceramic Operations	$1,495	$1,885	$4,971	$5,478
ESK Ceramics	1,722	429	3,704	1,416
Thermo Materials	1,687	8,708	11,353	21,374
Boron	1,831	330	3,805	2,397
Total	$6,735	$11,352	$23,833	$30,665

CERADYNE, INC.
MARKET APPLICATION INFORMATION
(Dollar amounts in millions)

We categorize our products into five market applications. The tables below show our sales by market application and the percentage contribution to our total sales of each market application in the different time periods.

Sales by Market Application (in millions):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2011	2010	Change	2011	2010	Change
Defense	$59.1	$18.7	216.8%	$179.9	$98.2	83.2%
Industrial	42.5	31.3	35.4%	126.8	96.8	30.9%
Energy	33.2	29.7	11.8%	98.2	71.6	37.3%
Automotive/Diesel	10.2	9.5	8.3%	30.2	27.1	11.3%
Commercial	3.0	2.6	13.6%	8.4	8.5	(1.4%)
Total	$148.0	$91.8	61.3%	$443.5	$302.2	46.7%

Percentage Contribution:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Defense	40.0%	20.4%	40.5%	32.5%
Industrial	28.7	34.2	28.6	32.0
Energy	22.4	32.3	22.2	23.7
Automotive/Diesel	6.9	10.3	6.8	9.0
Commercial	2.0	2.8	1.9	2.8
Total	100.0%	100.0%	100.0%	100.0%

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